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                                   EXHIBIT 5.1

                        [Baird, Holm, McEachen, Pedersen
                         Hamann & Strasheim LLP Letterhead]


July ___, 2001

Husker Ag Processing, LLC
510 W. Locust Street
P.O. Box 10
Plainview, Nebraska 68769

         Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

         We have acted as counsel for Husker Ag Processing, LLC (the "Company"), in connection with the preparation of the Company's Registration Statement on Form SB-2 (file number 333-60580), (such Registration Statement, as amended, is referred to herein as the "Registration Statement"), which was filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on May 10, 2001 for the issuance and sale by the Company of a maximum of 15,000 membership units (the "Membership Units").

         In so acting as counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Organization, as amended, of the Company, as well as the Operating Agreement, as amended, of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and other instruments, and of certificates or comparable documents of public officials and of officers and representatives of the Company and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

         As to all questions of fact material to this opinion, we have with your permission, without any investigation or independent confirmation, relied upon, and assumed the accuracy of, certificates or other comparable documents of officers and representatives of the Company.

         In rendering the opinion expressed below, we have also assumed, with your permission and without independent verification:

              (a) that the signatures of person signing all documents in connection with which this opinion is rendered are genuine and authorized;

              (b) that all documents submitted to us as originals or duplicate originals are authentic; and

              (c) that all documents submitted to us as copies, whether certified or not, conform to authentic original documents.

         Our opinions hereinafter expressed are subject to the effect of bankruptcy, fraudulent conveyance, insolvency, reorganization, arrangement, moratorium or similar loss.

         Based upon the foregoing and subject to the assumptions, qualifications, and limitations set forth herein, it is our opinion that:


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         1.       The Company has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Nebraska.

         2. Upon the issuance and sale of the Membership Units in accordance with the terms of the Registration Statement, the Membership Units will be legally issued, fully paid and non-assessable.

         The opinion set forth herein is given as of the date hereof and is expressly limited to the matters stated. We are delivering this opinion to the Company solely to satisfy the requirement of the Securities and Exchange Commission set forth in Item 601(a) and Item 601(b)(5)(i) of Regulation S-K under the Securities Act and no other person may rely on it.

         Capitalized terms used herein shall have the definitions given to such terms in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                                       Respectfully Submitted,


                                       /s/ Baird, Holm, McEachen,
                                       Pedersen, Hamann & Strasheim LLP

                                       BAIRD, HOLM, McEACHEN,
                                       PEDERSEN, HAMANN & STRASHEIM LLP